                                                                                                                        EXHIBIT
                                                                    Exhibit 99.P
              Code of Ethical Conduct for Senior Financial Officers

In the role as the senior finance officer of United Trust Group, Inc,

It is recognized that financial  officers hold an important and elevated role in corporate governance.  As part of the leadership team, senior financial officers are uniquely  capable and empowered to ensure that  stakeholders'  interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles  to which  senior  financial  officers  are  expected  to adhere  and
advocate.    The   Code   embodies   rules   regarding   individual   and   peer
responsibilities,  as well as  responsibilities  to the company,  the public and other stakeholders.

Senior  financial  officers of UTG will  adhere to and  advocate  the  following principles and responsibilities governing my professional and ethical conduct.

To the best of each senior financial officer's knowledge and ability they will:

1.   Act with honesty and integrity,  avoiding  actual or apparent  conflicts of interest in personal and professional relationships.

2.   Provide   constituents   with  information  that  is  accurate,   complete,
     objective, relevant, timely and understandable.

3.   Comply with rules and regulations of federal,  state,  provincial and local governments, and other appropriate private and public regulatory agencies.

4.   Act in good faith,  responsibly,  with due care,  competence and diligence, without misrepresenting  material facts or allowing independent judgment to be subordinated.

5.   Respect the  confidentiality of information  acquired in the course of work
     except  when  authorized  or  otherwise   legally  obligated  to  disclose.
     Confidential  information  acquired  in the  course of work is not used for personal advantage.

6.   Share  knowledge  and  maintain  skills   important  and  relevant  to  the
     constituents' needs.

7.   Proactively  promote ethical behavior as a responsible  partner among peers in the work environment and community.

8.   Achieve  responsible  use of and  control  over all  assets  and  resources employed or entrusted to me.